Exhibit 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF OCTAVA ENTITIES

The name, business address, present principal employment and citizenship of the directors of Octava Entities are set forth below.

Octava Fund Limited

Name	Business Address	Present Principal Employment	Citizenship
Paul Gavin Parker	Apollo House East, 4th Floor, 87 Mary Street, George Town, Grand Cayman, Cayman Islands	Attorney/Director	British Overseas Territories
David Camilleri	Level 2, 8b, Camilleri Buildings, Oratory Street, Naxxar, Malta	Director and Freelance Business Consultant and Wealth Management Advisor	Maltese
LEE Kin Meng	8 Temasek Boulevard #38-01 Suntec Tower Three, Singapore 038988	Legal Counsel	Singaporean

Octava Offshore Holdings Limited

Name	Business Address	Present Principal Employment	Citizenship
Paul Gavin Parker	Apollo House East, 4th Floor, 87 Mary Street, George Town, Grand Cayman, Cayman Islands	Attorney/Director	Attorney/Director
David Camilleri	Level 2, 8b, Camilleri Buildings, Oratory Street, Naxxar, Malta	Director and Freelance Business Consultant and Wealth Management Advisor	Maltese
LEE Kin Meng	8 Temasek Boulevard #38-01 Suntec Tower Three, Singapore 038988	Legal Counsel	Singaporean

Octava Management Pte. Ltd.

Name	Business Address	Present Principal Employment	Citizenship
Tan Tin Yong	8 Temasek Boulevard #38-01 Suntec Tower Three, Singapore 038988	Investment Director	Singaporean